SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                                HD VIEW 360 INC.
               (Exact name of registrant as specified in charter)

        Florida                          1700                  46-4264584
---------------------------    ------------------------     -----------------
(State or other jurisdiction  (Primary Standard Classi-     (IRS Employer
    of incorporation)          fication Code Number)         I.D. Number)

                            150 SE 2nd Ave Suite 404
                              Miami, Florida 33131
                                 (786)294-0559
             ------------------------------------------------------
         (Address and telephone number of principal executive offices)

                            150 SE 2nd Ave Suite 404
                              Miami, Florida 33131
            -------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                                 Dennis Mancino
                            150 SE 2nd Ave Suite 404
                              Miami, Florida 33131
                                 (786)294-0559
             ------------------------------------------------------
           (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                Hart & Hart, LLC
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

      As soon as practicable after the effective date of this Registration Statement APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


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

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

Large accelerated filer   [  ]                   Accelerated filer   [  ]

Non-accelerated filer     [  ]                   Smaller reporting company  [X]
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act. [ ]

                        CALCULATION OF REGISTRATION FEE

Title of each                         Proposed      Proposed
 Class of                             Maximum       Maximum
Securities              Securities    Offering      Aggregate      Amount of
  to be                   to be       Price Per     Offering      Registration
Registered              Registered    Share (1)      Price           Fee
--------------------------------------------------------------------------------

Common stock              500,000       $2.05      $1,025,000       $119.00

-------------------------------------------------------------------------------

(1) Offering price computed in accordance with Rule 457(c).


     Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the warrants as a result of any adjustment in the number of securities issuable by reason of stock splits or similar capital reorganizations.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


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


PROSPECTUS

                                HDVIEW 360, INC.

                                  Common Stock

     This prospectus may be used only in connection with sales of shares of our common stock by WT Consulting Group, LLC (the "Fund"). The Fund will sell shares of common stock purchased from us under the Investment Agreement. In connection with the sale of these shares, the Fund will be an "underwriter" as that term is defined in the Securities Act of 1933.

     The number of shares to be sold by the Fund in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement. See the section of this prospectus captioned "Investment Agreement" for more information.

     Our common stock is quoted on the over-the-counter market under the symbol "HDVW". On May 10, 2017 the closing price for one share of our common stock was $____.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by
prospective  investors,   see  "Risk  Factors"  beginning  on  page  5  of  this
prospectus.





                        The date of this prospectus is May __, 2017


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


                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DESCRIPTIVE INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS AND SHOULD CONSIDER, AMONG OTHER FACTORS, THE MATTERS SET FORTH UNDER THE "RISK FACTORS."

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

o a requirement to have only two years of audited financial statements and only two years of related MDandA;

o    reduced disclosure concerning executive compensation arrangements;

o exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal control over financial reporting under
     Section 404 of the Sarbanes-Oxely Act of 2002; and

o No non-binding advisory votes on executive compensation or golden parachute arrangements.

We have taken advantage of some of these exemptions in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

In addition, Section 107 of the JOBS act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(b) of the Securities Act of 1933, as amended (the "Securities Act") for complying with new or revised accounting standards. We are choosing to "opt out"


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of such extended  transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which annual gross revenue exceeds $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

General

We were incorporated in the state of Florida, to distribute and install security surveillance systems and products. Our principal executive office is located at 150 2nd Ave, Suite 404, Miami, Florida 33131. Our telephone number is 786-294-0559. Our website is www.hdview360.com.

We distribute and install security surveillance systems that capture, digitize and transmit video over different types of wired and wireless networks using analog, internet protocol and serial digital interface technology. Our security systems allow users to deploy an end-to-end IP video solution with analytics or evolve to IP video operations without discarding their previous investments in analog closed circuit television technology.

Securities Offered:

In order to provide a possible source of funding for our operations, we have entered into an Investment Agreements with WT Consulting Group, LLC ("WT").

Under the Investment Agreement, WT has agreed to provide us with up to $2,000,000 of funding during the period ending on the date which is three years after the date of this prospectus. During this period, we may sell shares of our common stock to WT will be obligated to purchase the shares. These shares may be offered for sale from time to time by means of this prospectus by or for the account of WT.

The minimum amount we can raise at any one time is $5,000, and the maximum amount we can raise at any one time is $50,000. We are under no obligation to sell any shares under the Investment Agreement.

As of April 30, 2017, we had 9,540,630 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued pursuant to the Investment Agreement or upon the exercise and/or conversion of options, warrants or convertible notes. See "Comparative Share Data".

We will not receive any proceeds from the sale of the shares by WT. However, we will receive proceeds from any sale of common stock to WT or under the Investment Agreements. We expect to use substantially all the net proceeds for our operations.

Risk Factors:     The purchase of the securities offered by this prospectus
                  involves a high degree of risk. Risk factors include our history of loss and need for additional capital. See the "Risk Factors" section of this prospectus for additional
                  Risk Factors.

Trading Symbol:   HDVW

Forward-Looking Statements

This prospectus contains or incorporates by reference "forward-looking statements," as that term is used in federal securities laws, concerning our financial condition, results of operations and business. These statements include, among others:

o statements concerning the benefits that we expect will result from our business activities; and

o statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus. Further, the information contained in this prospectus, or incorporated herein by reference, is a statement of our present intention and is based on present facts and assumptions, and may change at any time.


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

                                  RISK FACTORS

In addition to the information discussed elsewhere in this Annual Report, the following are important risks which could adversely affect our future results. If any of the risks we describe below materialize, or if any unforeseen risk develops, our operating results may suffer, our financial condition may deteriorate, the trading price of our common stock may decline and our investors could lose all or part of their investment.

Risks Related to Our Financial Condition

We are an early stage company with limited historical performance for you to base an investment decision upon, and we may never become profitable.

     We are an early stage company that generated its first revenues in January of 2014. For the year ended December 31, 2016, and December 31, 2015, respectively, we had revenues of $976,033 and $799,695, respectively. For the year ended December 31, 2016 and December 31, 2015, respectively, we have a net
(loss) income of ($131,646) and $149,649, respectively. Accordingly, we have a limited operating history upon which you may evaluate our prospects for achieving our business objectives in light of the risks, difficulties and uncertainties frequently encountered by early stage companies such as us. Accordingly, before investing in our common stock, you should consider the challenges, expenses and difficulties that we will face as an early stage company with a limited operating history.

Risks Related to Our Business

We are dependent on third parties to provide us with our products. Failure to obtain satisfactory performance from them or a loss of their services could cause us to lose sales, incur additional costs, and lose credibility in the marketplace.

We depend on third parties to supply us with the products that we use in our security surveillance systems. The loss of our suppliers could negatively impact our operations and revenues. We do not have a written agreement with any our suppliers obligating them to provide us with the products we sell. The termination of the relationships with our suppliers or an adverse change in the terms of its services could have a negative impact on our business. If our suppliers increase their prices, we may not have alternative sources of supply at comparable prices and may not be able to raise the prices of our products to cover all, or even a portion, of the increased costs. In addition, if our suppliers fail to perform satisfactorily, fail to handle increased orders, or the loss of their services along with delays in shipments of products, it could cause us to fail to meet orders, lose sales, incur additional costs, and/or expose us to product quality issues. In turn, this could cause us to lose credibility in the marketplace and damage our relationships with our customers which would have a negative impact on our revenues.

We have no control over the third parties that supply us with security surveillance products.

We rely on third parties to supply our products including those we use in our security surveillance systems. We will have less control over third parties because we cannot control their personnel, schedule or resources. It will be more difficult to detect design faults and software errors. Any such fault or error could cause delays in delivering our product or require design modifications delays or defects which would likely have a more detrimental impact on our business than if we were a more established company. Any of these factors could cause our products not to meet our quality standards or expectations, or not to be completed on time or at all. If this happens, we could lose anticipated revenues or our entire investment in our products.


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Third parties can purchase the same products we sell which may negatively affect our revenues.

We purchase our products including those which we sell under the HD View 360 brand name on a non-exclusive basis from third parties who sell the same and/ or similar products to our competitors. These third parties supply security related products for security and surveillance companies who sell the same products we sell under their own brand names. As such, third parties can purchase the same products we sell and put their own brand name on the product which may negatively impact our revenues.

If we are unable to establish strong brand recognition of the HD View 360 name, our revenues will be adversely affected.

The market for security surveillance products and systems is driven by brand name recognition and reputation. We must use conventional and unconventional marketing strategies to build brand recognition of the HD View 360 name. Brand recognition will establish a position in our markets and if successful, will help us increase our revenues. If we do not establish our brand name, our revenues will be adversely affected and our business could fail.

We may be unable to gain market acceptance of our surveillance products and systems. Our survival is currently dependent upon the success of our efforts to gain market acceptance of our surveillance products and systems.

Many new surveillance products and systems are regularly introduced and only a relatively small number account for a significant portion of net revenue in our industry. Our products and services may not be desired by consumers, or competitors may develop titles that imitate or compete with us, and take our targeted revenue stream away from us or reduce our profitability. Products and services offered by our competitors may take a larger share of our target market than we anticipate which could cause our revenues to decrease. If our competitors develop more successful products or offer competitive products and services at lower prices, our revenue, margins, and profitability will decrease.

Due to the nature of our business, we do not have significant amounts of recurring revenues from our existing customers and we are highly dependent on new business development.

Most of our revenues derive from the installation of surveillance systems for security purposes which are generally non-recurring. Our customers are mainly commercial entities. We sell surveillance products and install security systems for these customers and generate revenues from the sale of these systems to our customers and, to a lesser extent, from maintenance of these systems for our customers. After we have manufactured and installed a system at any particular customer site, we have generated the majority of revenues from that particular client. We would not expect to generate significant revenues from any existing client in future years unless that client has additional installation sites for which our services might be required. Therefore, in order to maintain a level of revenues each year that is at or in excess of the level of revenues we generated in prior years, we must identify and be retained by new clients. If our business development, marketing and sales techniques do not result in an equal or greater number of projects of at least comparable size and value for us in a given year compared to the prior year, then we may be unable to increase our revenues and earnings or even sustain current levels in the future.

Technology changes rapidly in the security surveillance industry and if we fail to anticipate or successfully implement new technologies into our products and services, our revenues will be negatively impacted.

The surveillance industry is subject to evolving and rapidly changing technologies. We may not be able to keep pace with these technologies or implement them into our products and services, or our competition may be able to achieve them more quickly and effectively than we can. In either case, our


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security   surveillance   systems  may  be   technologically   inferior  to  our
competitors', less appealing to consumers, or both. Any failure to keep pace with new technologies would harm our competitive position, and negatively impact our revenues.

We  currently  have  no  protection  of any  trademarks,  patents  and/or  other
intellectual   property   registrations.   If  we  are  unable  to  protect  our
intellectual property rights, our proposed business may fail.

We only recently applied for trademark protection of the HD View 360 name but it may not be granted. As such, we have no protection of our brand name. At present we are planning to enter into non-disclosure agreements with employees to protect our trade secrets. Despite our precautions, unauthorized parties may attempt in the future to reverse engineer or copy the methods we use to create our security surveillance systems. If we are successful we could lose our trade secrets or they could develop similar systems, which could create more competition for us and even cause our business to fail.

We may not be able to compete effectively against our competitors.

We expect to face strong competition from well-established companies and small independent companies that provide security surveillance related systems and products. Many of these companies have established brand recognition and greater financial resources than we have. We will be at a competitive disadvantage in gaining brand recognition, employees, financing and other resources required to provide our products and services to prospective customers. Our opportunity to obtain customers may be limited by our financial resources and other assets. If we are unable to effectively compete with other service marketplaces, our business will fail and you could lose your entire investment.

If our business grows, we will need to attract additional employees which we might not be able to do.

Dennis Mancino is our sole officer and director and he oversees our operations on a day to day basis. We also employ five persons who are technicians and sales persons. In order to grow and implement our business plan, we may need to add additional employees for sales and technology. There is no guarantee that we will be successful in adding the additional employees required to grow our business.

A permanent loss of data or a permanent loss of service on the internet will have an adverse effect on our operations and will cause us to be less effective in the industry.

Many of our security surveillance systems are dependent on the internet. If we permanently lose data or permanently lose internet service for any reason, be it technical failure or criminal acts, we will be less effective in providing our services to potential clients and you could lose your investment.

None of our technology or business model is proprietary.

Barriers to enter the securities surveillance systems and product industry are low. The technology and products required to commence operations for any potential competitor are available from third party providers. The business model, with few exceptions, is not new and can be readily adopted by those with a basic knowledge of the security surveillance systems industry.

We may be subject to product liability claims and we do not have insurance coverage for such claims which could negatively impact our financial condition.

By selling security surveillance systems, we will face an inherent business risk of exposure to product liability claims in the event that the use of our products are defective. In the event that any of the components of our security surveillance system is defective, we may be required to recall or replace defective components. We maintain product liability insurance coverage in the


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amount of $1,000,000 to protect us from such claims, which may not be sufficient coverage for claims against us. A successful product liability claim or series of claims brought against us would negatively impact our business and cause you to lose your investment.

Should we lose the services of Dennis Mancino, our sole officer and director, our operations and financial condition may be negatively impacted.

Our future depends on the continued contributions of Dennis Mancino, our sole officer and director, who would be difficult to replace. Mr. Mancino's services are critical to the management of our business and operations. We do not maintain key man life insurance on Mr. Mancino. Should we lose the services of Mr. Mancino, we may be unable to replace his services with equally competent and experienced personnel and our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

We incur costs and management time related expenses pertaining to SEC reporting obligations and SEC compliance matters and our management has no experience in such matters.

Dennis Mancino, our sole officer and director is responsible for our compliance with SEC reporting obligations and maintaining disclosure controls and procedures and internal control over financial reporting. These public reporting requirements and controls are relatively new to these individuals and at times will require us to obtain outside assistance from legal, accounting or other professionals that will increase our costs of doing business. Our obligations as an SEC reporting company may require significant management time which will reduce the amount of time our sole officer and director can dedicate to our operations which could reduce our revenues and profitability. Should we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities law violations that may result in additional compliance costs or costs associated with SEC judgments or fines, each of which would increase our costs and negatively affect our potential profitability and our ability to conduct our business.

Because we do not have an audit or compensation committee, shareholders must rely on our sole director Dennis Mancino, who is not independent, to perform these functions.

We have only one officer and director. We do not have an audit or compensation committee or Board of Directors as a whole that is composed of independent directors. Because Dennis Mancino, our sole director, is also our sole officer and controlling shareholder, he is not independent. There is a potential conflict between his interests, our interests and our shareholders' interests, since our sole director is also our sole officer and he will make decisions concerning his own compensation and audit issues. Until we have an audit or compensation committee or independent directors, there may be less oversight of Mr. Mancino's decisions and activities and little or no ability for our minority shareholders to challenge or reverse his activities and decisions, even if they are not in the best interests of minority shareholders.

Our sole officer and director has voting control over all matters submitted to a vote of our common stockholders, which will prevent our minority shareholders from having the ability to control any of our corporate actions.

As of the date of December 31, 2016 and March 30, 2017, we had 9,532,631 and 9,540,630 shares of common stock outstanding, respectively, each entitled to one
(1) vote per share. Our President, Chief Executive Officer and Director, Dennis Mancino controls 7,200,000 shares. As such, the aggregate number of common shares controlled by Mr. Mancino effectively entitles him to vote approximately 78% of our outstanding common shares on all matters submitted to a vote of our common stockholders. As a result, he has the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election of directors. Mr. Mancino's control of our voting securities may make it impossible to complete some corporate transactions without his support and may prevent a change in our control. In addition, this ownership could discourage


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the  acquisition  of our common stock by potential  investors  and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

Risks Related to Our Common Stock

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our common stock will be a "penny stock", and we will become subject to Rule 15g-9 under the Exchange Act, or the "Penny Stock Rule". This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers.

For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our common shares and may affect the ability of purchasers to sell any of our common shares in the secondary market.

For any transaction (other than an exempt transaction) involving a penny stock, the rules require delivery, prior to such transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made regarding sales commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock is exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

We may, in the future, issue additional securities, which would reduce investors' percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize us to issue 90,000,000 shares of common stock and 10,000,000 shares of blank check preferred stock. As of April 30, 2017 we had 9,532,631 and 9,540,630 shares of common stock and no preferred shares outstanding, respectively. Accordingly, we may issue up to an additional 80,549,370 shares of common stock and 10,000,000 shares of blank check preferred stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our stockholders, and might have an adverse effect on any trading market for our common stock. Our Board of Directors may designate the rights, terms and preferences of our authorized but unissued preferred shares at its discretion including conversion and voting preferences without notice to our shareholders.

There is no assurance of a public market or that our common stock will ever trade on a recognized stock exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA for our shares to be quoted by the OTC Markets OTCQB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the sole discretion of our Board of Directors after considering whether we have generated sufficient revenues, our financial condition, operating results, cash needs, growth plans and other factors. Accordingly, investors that are seeking cash dividends should not purchase our common stock.

As an issuer of "penny stock" the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provides a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments, not previously approved. We could be an emerging growth company for up to five (5) years, although we could lose that status sooner if our revenues exceed $1,000,000,000, if we issue more than $1,000,000,000 in non-convertible debt in a three (3) year period, or if the market value of our common stock held by non-affiliates exceeds $100,000,000 as of any April 30th date before that time, in which case we would no longer be an emerging growth company as of the following April 30th. We cannot predict whether investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

                           MARKET FOR OUR COMMON STOCK

As of April 30, 2017 we had 9,540,630 shares of common stock outstanding held by thirty-one (31) holders. Our common stock has only started trading in the first quarter of 2017.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors".

Overview

We were to provide security surveillance products and systems to commercial users. We have had increasing revenues.

During the second quarter of 2016, we incorporated three new wholly owned subsidiaries: HD View Technologies Inc., HD View Quick Fix Inc. and Simplefone Inc.

HD View Technologies Inc. will be a credit card/debit card merchant processor. HD View Quick Fix Inc. will be a combination of our installation company and a subscription based rapid response entity for computer/surveillance equipment repairs. Simplefone Inc. will lease a telephone switch and sell/lease telephone equipment and telephone service.

We expect that our research, sales and marketing costs will continue to increase as a percentage of revenues in the short-term.

Liquidity and Capital Resources

We derive revenues from the sale and installation of our security related surveillance system products and services.

For the years ended December 31, 2016 and 2015, our net sales were $976,033 and $799,695, respectively.

We have experienced and expect an increasing trend in sales due to our ability to fulfill more orders that will come from greater brand acceptance due to previous and continuing expenditures in marketing and sales. Most of our revenues derive from the sale and installation of security and surveillance systems which are generally non-recurring. We sell surveillance products and install security systems primarily for commercial customers and generate revenues from the sale of these systems to our customers and, to a lesser extent, from maintenance of these systems for our customers. After we have installed a system at any particular customer site, we have generated the majority of revenues from that particular client location. We would not expect to generate significant revenues from any existing client in future years unless that client has additional installation sites for which our services might be required. Therefore, in order to maintain a level of revenues each year that is at or in excess of the level of revenues we generated in prior years, we must identify and be retained by new clients. If our business development, marketing and sales techniques do not result in an equal or greater number of projects of at least comparable size and value for us in a given year compared to the prior year, then we may be unable to increase our revenues and earnings or even sustain current levels in the future. To address this issue, we plan to target businesses with multiple locations and which are franchises. To accomplish this we target franchisers with the goal of becoming a "preferred provider" to all of their franchisees.

We do not anticipate any significant increase in the base cost of our products, (except when moving to new improved equipment models), but do expect increased labor cost in proportion to an increase in revenues.

Costs and Expenses

For the years ended December 31, 2016 and 2015, our costs of sales was $767,885 and $409,204, respectively. Our cost of sales, as a percentage, was 79% for the year ended December 31, 2016 and 51% for the year ended December 31, 2015. This percentage increase directly resulted from a combination of higher product cost due to utilizing improved equipment and greater cost of installation labor and travel expenses.

Our gross profit was $208,148 and $390,491 for the years ended December 31, 2016 and 2015, respectively. Our gross profit as a percentage of Net Sales was 21% and 49% for the years ended December 31, 2016 and 2015, respectively.

During the years ended December 31, 2016 and 2015, we spent $394,682 and $178,655 on general and administrative expenses. Our general and administrative expenses increased $214,587, or 120.9%, for the year ended December 31, 2016 over the year ended December 31, 2015, because two significant categories increased: professional fees increased $54,978, 125.6% and our general and administrative expenses increased $154,639, 123.9%, both of which were related to the expense of being a public company and our research and development of our marketing efforts to expand revenue growth and entering several complementary new lines of business.

We had net loss of ($131,646) for the year ended December 31, 2016 compared to a net income of $149,649 for year ended December 31, 2015.

As of December 31, 2016, we had cash on hand of $259,000, which is sufficient to meet our operating expenses for approximately twelve (12) months.

Results of Operations

The following tables set forth selected consolidated statement of operations data for each of the periods indicated:

                                              Year Ended         Year Ended
                                           December 31, 2016  December 31, 2015
                                           -----------------  -----------------
Consolidated Statements of Operations

   Net Sales                                  $ 976,033         $799,695

   Cost of Sales                              $ 767,885         $409,204

   Gross Profit                               $ 208,148         $390,491

   General & Administrative Expenses          $ 394,682         $178,655

   Net (Loss) Income                          $(131,646)        $149,649


For the years ended December 31 2016 and 2015, we sold approximately 230 and 215 units, respectively, at an approximate average sale price of $2,020 and $1,970.

For the years ended December 31, 2016 and 2015, our cost of sales was $767,885 and $409,204, respectively. Our cost of sales, as a percentage, was 79% for the year ended December 31, 2016 and 51% for the year ended December 31, 2015. This percentage increase directly resulted from a combination of higher product cost due to utilizing improved equipment and greater cost of installation labor and travel expenses.

Our gross profit was $208,148 and $390,491 for the years ended December 31, 2016 and 2015, respectively. Our gross profit as a percentage of Net Sales was 21% and 49% for the years ended December 31, 2016 and 2015, respectively.

During the years ended December 31, 2016 and 2015, we spent $394,682 and $178,655 on general and administrative expenses. Our general and administrative expenses increased $216,027, or 120.9%, for the year ended December 31, 2016 over the year ended December 31, 2015, because two significant categories increased: professional fees increased $54,978, 125.6% and our general and administrative expenses increased $156,079, 123.9%, both of which were related to the expense of being a public company and our research and development of our marketing efforts to expand revenue growth and entering several complementary new lines of business.

We had net loss of ($131,646) for the year ended December 31, 2016 compared to a net income of $149,649 for year ended December 31, 2015.

Cash Flow Activities

Cash decreased $33,232 at December 31, 2016, from $292,010 at December 31, 2015. This decrease was principally a result of a net loss of ($131,646) for the year ended December 31, 2016; the acquisition of additional fixed assets of $34,641 and the sale of common stock in exchange for $178,252 in cash. Acquisition of fixed assets increased $34,641 because the Company relocated to new office space which required certain building improvements as well as some new furniture and equipment to accommodate our new lines of business.

Financing Activities

During 2016 the Company sold 247,499 shares of common stock in exchange for $178,500 in cash.

Property and Equipment

We occupy approximately 1,598 square feet at 150 SE 2nd Ave, Suite 404, Miami Florida. This location consists of approximately 400 square feet of warehouse space and approximately 1,198 square feet of office and retail space. We occupy this location pursuant to a lease agreement that requires us to pay $3,063 monthly. The lease expires on September 30, 2018. We believe this location is suitable for our current needs.

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

In 2015 we added a cargo van as an asset to allow for the delivery of product packages to the shipping carrier as well as for around town supplies collection. This vehicle was financed through a capital lease. This van was removed from service due to an accident in mid-2016.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Income Taxes

We account for income taxes under ASC 740 "Income Taxes" which codified SFAS 109, "Accounting for Income Taxes" and FIN 48 "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109." Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations.

Per Share Information

We compute net income (loss) per share accordance with FASB ASC 205 "Earnings per Share". FASB ASC 205 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement.

Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

Stock Option Grants

We have not granted any stock options to our officers and directors since our inception. Upon the further development of our business, we will likely grant options to directors and officers consistent with industry standards.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, prepaid expenses, payables and accrued expenses. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. We consider the carrying values of our financial instruments in the consolidated financial statements to approximate fair value, due to their short-term nature.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided for using straight-line methods over the estimated useful lives of the respective assets.

Valuation of Long-Lived Assets

We periodically evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset were less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Regulation S-K
Item 303(a)(4).

                                    BUSINESS

Corporate Overview

We were incorporated in the state of Florida, to distribute and install security surveillance systems and products. Our principal executive office is located at 150 2nd Ave, Suite 404, Miami, Florida 33131. Our telephone number is 786-294-0559. Our website is www.hdview360.com.

Our Operations

We distribute and install security surveillance systems that capture, digitize and transmit video over different types of wired and wireless networks using analog, internet protocol and serial digital interface technology. Our security systems allow users to deploy an end-to-end IP video solution with analytics or evolve to IP video operations without discarding their previous investments in analog closed circuit television technology.

We sell surveillance products and install security systems primarily for commercial customers and generate revenues from the sale of these systems to our customers and, to a lesser extent, from maintenance of these systems for our customers.

Our products and the components of our systems are manufactured and supplied to us by third parties on a non-exclusive basis and are marketed under the HD View 360 brand name. We generated our first revenues in January 2014.

For the years ended December 31, 2016 and December 31, 2015 we had revenues of $976,033 and $799,695, respectively and a net (loss) income of ($131,646) and $149,649, respectively.

In April and May of 2015, we sold an aggregate of 1,800,000 common shares to one
(1) person at the price of $.00833 per share or an aggregate of $15,000.

On September 1, 2015, we issued 7,200,000 common shares to Dennis Mancino, our President, Chief Executive Officer and Director, for capital contributions he made to us in 2014 in the amount of $20,000.

Our Customers

We provide full service IT Networking and Installation services to commercial clients in the U.S. Most of our revenues derive from the installation of security and surveillance systems which are generally non-recurring. Our customers are primarily commercial entities. We sell surveillance products and install security systems primarily for commercial customers and generate revenues from the sale of these systems to our customers and, to a lesser extent, from maintenance of these systems for our customers. After we have installed a system at any particular customer site, we have generated the majority of revenues from that particular client. We would not expect to generate significant revenues from any existing client in future years unless that client has additional installation sites for which our services might be required. Therefore, in order to maintain a level of revenues each year that is at or in excess of the level of revenues we generated in prior years, we must identify and be retained by new clients. If our business development, marketing and sales techniques do not result in an equal or greater number of projects of at least comparable size and value for us in a given year compared to the prior year, then we may be unable to increase our revenues and earnings or even sustain current levels in the future.

Our Surveillance Systems and Products

Our products capture, digitize and transmit video over different types of wired and wireless networks using analog, internet protocol and serial digital interface technology. Our products allow users to deploy an end-to-end IP video solution with analytics or evolve to IP video operations without discarding their previous investments in analog closed circuit television technology.

Our products are marketed under the HD View 360 brand.

We believe that the following competitive strengths will enable us to sustain our leadership in the video intelligence market:

o Our open platform facilitates interoperability with our customers' existing business and security systems and with complementary third-party products.

o We are able to help our customers cost-effectively migrate to networked IP video without the need to discard their analog CCTV investments.

Our basic security system starts at $995 which includes installation. Our products are sold from our location at 150 2nd Ave, Suite 404, Miami, Florida 33131. Orders originating from our website are placed by telephone.

Our Products include:

   o    IP Network Video Recorders
   o     analog Digital Video Recorders
   o     HDCVI Video Recorders
   o     HDCVI Cameras
   o     HDCVI Pan Tilt Cameras
   o     IP Cameras
   o     IP Pan Tilt Zoom Cameras
   o     Video IP Intercom
   o     Analog Cameras
   o     Connectors
   o     Cable
   o     Secure Lock Boxes
   o     HDMI Video Products

   o     IP Networking
   o     Tools, Testers & Power Supplies

Our services include:

   o     Networking
   o     IT Solutions
   o     Structured Cabling
   o     Mobile App and Mobile device integration
   o     CCTV installation & upgrades

Employees

We have a total of five (5) full time employees not including our President, Chief Executive Officer and Director, Dennis Mancino. Our employees consist of sales persons and technicians who install our security systems. We employ one
(1) part-time employee who provides bookkeeping, clerical and administrative services on an as needed basis.

None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppages. We believe that we maintain good relationships with our employees.

Suppliers

We purchase our products including those used in our security surveillance systems from third party suppliers on an as needed basis. Products sold under the HD View 360 name are purchased from a variety of suppliers. Should any supplier stop providing us with products, we believe we could locate another supplier offering comparable pricing and terms.

Properties

From January 1, 2016 to June 30, 2016 we occupied approximately 850 square feet at 333 NE 24th Street, Suite 100B, Miami Florida. This location consisted of approximately 400 square feet of warehouse space and approximately 450 square feet of office and retail space. We occupied this location pursuant to a lease agreement that requires us to pay $2,471 monthly. The lease expired on July 1, 2016.

We entered into a new lease on July 1, 2016. We received a three-month abatement in rent payments in exchange for completing certain leasehold improvements. The improvements were completed and on August 1, 2016 we relocated to 150 2nd Ave, Suite 404, Miami Florida. The new location consists of approximately 1,600 square feet. We occupy this location pursuant to a lease agreement that requires us to pay $3,063 per month.

Dependence on a Few Customers

Most of our revenues derive from the installation of surveillance systems for security purposes which are generally non-recurring. As such, we are not dependent on one or a few customers.

Marketing

The majority of our sales to date have been generated by the personal and professional contracts of Dennis Mancino, our President, Chief Executive Officer and Director.

Our marketing strategy is to develop our "HD View 360" brand name and "HD View 360 Surveillance Systems" slogan for those seeking security surveillance systems and products. Throughout 2017, we plan to participate in tradeshows and provide brochures of our security systems and products at events designed for businesses with multiple locations and franchises in order to develop recurring revenues from our commercial customers that continue after a system is installed. Additionally, our marketing campaign includes the following.

We attend franchise trade shows in order to develop relationships with franchisors with the objective of becoming a preferred provider to the franchisees. HD View is currently a preferred provider with respect to its products for several national franchisors which has been the primary reason for increases in revenues.

We also attend tradeshows under the names of our wholly owned subsidiaries HD Quick Fix and HD Technologies.

HD Quick Fix

HD Quick Fix offers comprehensive remote and on-site computer tech support. HD Quick Fix has a modest customer base at present which has been steadily growing.

HD Technologies

HD Technologies is developing a merchant credit card processing system. We currently estimate that the development process will take between six and nine months.

We also act as a reseller of Simplefone which is an internet phone service. We have just begun to develop this segment of our business.

Furthermore, we believe that a marketing mix of email and print advertising, social media campaigns, internet advertising and event promotions targeting local and regional businesses is an optimal strategy to increase revenues. We are constantly updating and improving our websites and online presence.

Raw Materials

We do not use raw materials in our products.

Research and Development

All of our research to date has been done by Dennis Mancino, our President, Chief Executive Officer and Director who is in charge of our day to day operations. We have not spent any amounts on research and development since our inception on January 1, 2014.

Competition

Our product market is highly competitive and rapidly changing. Our ability to compete depends upon many factors within and outside our control, including the performance and reliability of our product kits, customer service, marketing efforts and development of our logs and brand name. Due to the relatively low barriers to entry we expect additional competition from other emerging companies. Many of our existing and potential competitors are substantially larger than us and have significantly greater financial, technical and marketing resources. As a result, they may be able to respond more quickly to new or emerging technologies for our products. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressure will not have a material adverse effect on our business, operating results and financial condition.

Intellectual Property

We have no registered or patented intellectual property. We recently applied for trademark protection of the HD View 360 name but no protection has been granted and there is no assurance protection will be granted. Trademarks and trade names distinguish the various companies from each other. If customers are unable to distinguish our products from those of other companies, we could lose sales to our competitors. We do not have any registered trademarks and trade names, so we only have common law rights with respect to infractions or infringements on our products and services. Many subtleties exist in product descriptions, offering and names that can easily confuse customers. The name of our principal products and services may be found in numerous variations of the name and descriptions in various media and product labels. This presents a risk of losing potential customers looking for our products and buying someone else's because they cannot differentiate between them.

                                   MANAGEMENT

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board of Directors, or his successor is elected and qualified. Directors are elected annually by our shareholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

      Name              Age     Position
      ----              ---     --------

      Dennis Mancino    44      President, Chief Executive Officer and Director

Dennis Mancino, President, Chief Executive Officer and Director

Dennis Mancino, has served as our President, Chief Executive Officer & Director since January 1, 2014. From November 1, 2005 until December 10, 2013, Mr. Mancino was the Chief Executive Officer of TJM Investments.

Mr. Mancino received a degree in Business Administration in June of 1991 and graduated from Kingsboro Community College located in Brooklyn, New York.

As our director, Mr. Mancino provides his experience overseeing and managing our day to day operations.

Employment Agreements

On December 28, 2015, we entered into an agreement with Dennis Mancino, our President, Chief Executive Officer and Director to provide services to us. The agreement has a term of two (2) years and requires us to pay $7,000 per month to Mr. Mancino for his services as our President, Chief Executive Officer and Director.

Audit Committee and Audit Committee Financial Expert

We do not currently have an audit committee or a committee performing similar functions. Our board as a whole participates in the review of financial statements and disclosure. We also do not have an audit committee financial expert.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our code of ethics may be obtained free of charge by contacting us.

Executive Compensation

Our Board of Directors determines the compensation paid to our executive officers, based upon the years of service to us, whether services are provided on a full time basis and the experience and level of skill required.

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the officer and directors for services rendered in all capacities for the years ending December 31, 2016 and December 31, 2015. No other officers and directors were compensated during the years ended December 31, 2016 and 2015.

                                                         Non-Equity     Non-Qualified    All Other
 Names and        Year                  Stock   Option Incentive Plan    Deferred       All Other
 Principal        Ended  Salary  Bonus  Awards  Awards  Compensaion    Compensation    Compensation
 Position         31st    ($)     ($)    ($)     ($)    Earnings ($)    Earnings ($)       ($)            Total ($)
-------------     -----  ------  -----  ------  ------ --------------  --------------  -------------      ---------

Dennis Mancino,   2016     --      --     --      --        --              --         $ 84,000(2)      $ 84,000(2)
President,        2015     --      --     --      --        --              --         $205,340(1)(2)   $205,340(1)(2)
Chief
Executive
Officer and
Director



(1) During the year ended December 31, 2015, we paid $121,340 to Dennis Mancino, directly or to Empire Limited Partner, an entity controlled by Dennis Mancino, our President, Chief Executive Officer and Director, for commissions on sales.

(2) Includes $84,000 in annual income derived from employment agreement discussed above.

     Outstanding Equity Awards At Fiscal Year-End December 31, 2016 and December 31, 2015

                                                                                                                         Equity
                                                                                                          Equity         Incentive
                                                                                                         Incentive      Plan Awards:
                                             Equity Incentive                                           Plan Awards:     Market or
                                                Plan Awards                                    Market     Number of    Payout Value
                    Number of    Number of       Number of                        Number of   Value of    Unearned      of Unearned
                   Securities   Securities       Securities                       Shares or   Shares or Shares, Units  Shares, Units
                   Underlying   Underlying      Underlying                         Units of   Units of    or Other       or Other
                  Unexercised   Unexercised     Unexercised   Option     Option   Stock that  Stock that Rights That    Rights That
                  Options (#)   Options (#)      Unearned    Exercise  Expiration  Have Not    Have Not    Have Not      Have Not
                  Exercisable  Unexercisable    Options (#)  Price ($)   Date     Vested (#)  Vested (#)  Vested (#)    Vested (#)
                  -----------  -------------  -------------  --------- ---------  ----------  ----------  -----------  ------------
Dennis Mancino        2016           --            --           --         --         --          --          --             --
President, Chief      2015           --            --           --         --         --          --          --             --
Executive Offi


We may award our officers and directors shares of common stock as non-cash compensation as determined by the board of directors from time to time. The board will base its decision to grant common stock as compensation on the level of skill required to perform the services rendered and time committed to providing services to us.

At no time during the last fiscal year with respect to any person listed in the table above was there:

o any outstanding option or other equity-based award re-priced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined);

o any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;

o    any option or equity grant;

o    any non-equity incentive plan award made to a named executive officer;

o any nonqualified deferred compensation plans including nonqualified defined contribution plans; or

o any payment for any item to be included under the heading "All Other Compensation" in the Summary Compensation Table.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have and have never had any equity compensation plans and therefore no equity awards were outstanding as of December 31, 2016.

Director Compensation

Our directors do not receive any other compensation for serving on the Board of Directors.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Board of Directors

Our directors are not reimbursed for expenses incurred by them in connection with attending board meetings and they do not receive any other compensation for serving on the Board of Directors.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding our shares of common stock beneficially owned as of April 30, 2017 for (i) each stockholder known to be the beneficial owner of five percent (5%) or more of our outstanding shares of common stock, (ii) each named executive officer and director, and
(iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within sixty
(60) days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner's spouse or children.

                                    Amount of
 Name and Address                   Beneficial          Percentage
of Beneficial Owner                  Ownership             Held
-------------------                 ----------          ----------

Dennis Mancino, President,           7,200,000              76%
Chief Executive Officer and
Director
150 SE 2nd Ave Suite 404
Miami, Florida 33131

All Officers and Directors           7,200,000              76%
(1 Person)

Miklos Gulyas                        1,800,000              19%
2557 Jardin Terrace
Westin, FL  33327

                              INVESTMENT AGREEMENT

On May __, 2017, we entered into an Investment Agreement with WT Consulting Group, LLC ("WT") in order to establish a possible source of funding for our operations.

Under the Investment Agreement WT has agreed to provide us with up to $2,000,000 of funding during the period ending three years from the date of this prospectus.

From time to time during the period ending three years after the date of this prospectus, we may, in our sole discretion, deliver a Put Notice to WT. The Put Notice will specify the number of shares of common stock which we intend to sell to WT on a closing date.

The closing of the purchase by WT of the shares specified in the Put Notice will occur on the date which is no earlier than five and no later than seven Trading Days following the date WT receives the Put Notice. On the closing date we will sell to WT the shares specified in the Put Notice, and WT will pay us an amount equal to the Purchase Price multiplied by the number of shares specified in the Put Notice.

The maximum amount that we will be entitled to sell to WT with respect to any applicable Put Notice will be equal to 100% of the average of the daily trading volume of our common stock for the ten consecutive Trading Days immediately prior to the delivery of the Put Notice, so long as the dollar value of the shares we sell is at least 5,000 and does not exceed $50,000 as calculated by multiplying the number of shares specified in the Put Notice by the VWAP. We may not submit a Put Notice until after the closing of the sale of the shares specified in any previous Put Notice or earlier than the tenth Trading Day immediately following the delivery of any Put Notice.

For purposes of the foregoing:

Purchase Price means 85% of the average of the two lowest trading prices of the Company's common stock during the five consecutive Trading Days including and immediately following the delivery of a Put Notice provided, however, an additional 10% will be added to the discount of each Put if (i) we are not DWAC eligible and (ii) an additional 15% will be added to the discount of each Put if we are under a Depository Trust Company "chill" status on the date Tangiers receives the Put Notice.

Trading Day means any day on which the Principal Market for our common stock is open for trading.

Principal Market means the NYSE MKT, the Nasdaq Capital Market, the OTC Bulletin Board or the OTC Markets Group, whichever is the principal market on which our common stock is traded.

VWAP means a price determined by the daily volume weighted average price of our common stock on the Principal Market as reported by (i) Bloomberg Financial L.P. or (ii) Stock Charts/Quote Media for the ten consecutive Trading Days immediately prior to the date of the delivery of a Put Notice.

Using the formula contained in the Investment Agreement, if we had delivered a Put Notice on April 29, 2017 specifying that we wanted to sell 5,000 shares of our common stock, we would have received $10,250 from the sale of these shares.

The number of shares to be sold by WT in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement.

We are under no obligation to sell any shares under the equity line of credit and we may terminate the Investment Agreement upon 15 days' notice to WT.

We will not receive any proceeds from the sale of the shares by WT. WT may resell the shares it acquires by means of this prospectus from time to time in the public market. We are paying the costs of registering the shares offered by WT. WT will pay all other costs of the sale of the shares which it may purchase from us. During the past three years neither WT nor its controlling persons had any relationship with us, or our officers or directors.

The shares of common stock owned, or which may be acquired by WT, may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

o    face-to-face   transactions   between  sellers  and  purchasers  without  a
     broker/dealer.

In competing sales, brokers or dealers engaged by WT may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from WT in amounts to be negotiated.

WT is an  "underwriter"  and any  broker/dealers  who act in connection with the sale of the shares by means of this prospectus may be deemed to be "underwriters" within the meaning of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We haves agreed to indemnify WT against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

We have advised WT that it and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised WT that, in the event of a "distribution" of its shares, WT, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Regulation M as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised WT that Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

We granted registration rights to WT to enable it to sell the common stock it may acquire under the Investment Agreement. Notwithstanding these registration rights, we have no obligation:

o to assist or cooperate with WT in the offering or disposition of their shares; or

o to obtain a commitment from an underwriter relative to the sale of any the shares.

WT is entitled to customary indemnification from us for any losses or liabilities it suffers based upon material misstatements or omissions from the registration statement or this prospectus, except as they relate to information WT supplied to us for inclusion in the registration statement and prospectus.

We will prepare and file amendments and supplements to this prospectus as may be necessary in order to keep this prospectus effective as long as WT holds shares of our common stock or until these shares can be sold under an appropriate exemption from registration. We have agreed to bear the expenses of registering the shares, but not the expenses associated with selling the shares, such as broker discounts and commissions.

                            DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 90,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

                                LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

                                 INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission's Public Reference Room.

We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports and other information with the Securities and Exchange Commission. Copies of any such reports and other information (which includes our financial statements) filed by us can be read and copied at the Commission's Public Reference Room.

The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Public Reference Room is located at 100 F. Street, N.E., Washington, D.C. 20549.

Our Registration Statement and all reports and other information we file with the Securities and Exchange Commission are also available at www.sec.gov, the website of the Securities and Exchange Commission.

                          INDEX TO FINANCIAL STATEMENTS


Reports of Independent Registered Public Accounting Firm ..................F-2

Consolidated Balance Sheets................................................F-3

Consolidated Statements of Income .........................................F-4

Consolidated Statements of Changes in Stockholders' Equity ................F-5

Statements of Changes in Cash Flows........................................F-6

Notes to Financial Statements..............................................F-7

            Reports of Independent Registered Public Accounting Firm

To the Board of Director and Stockholders of HD View 360, Inc.
Miami, Florida  33131


We have audited the accompanying consolidated balance sheets of HD View 360, Inc. (the "Company") at December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HD View 360, Inc. at December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida
March 31, 2017

                                HD VIEW 360, INC.
                           Consolidated Balance Sheets
                                  December 31,

                         ASSETS                             2016         2015
                                                         --------       -------
CURRENT ASSETS
  Cash                                                    $258,778    $292,010
  Accounts receivable                                        6,532           -
  Income tax refund receivable                              42,305           -
  Inventory, net of reserve of $16,400 and $6,010
    as of December 31, 2016 and 2015, respectively               -      10,390
  Prepaid expenses and other current assets                 12,278       2,200
                                                         ---------    --------
          Total current assets                             319,893     304,600
                                                         ---------    --------

PROPERTY AND EQUIPMENT
  Furniture, fixtures and equipment                         50,743      15,000
  Leasehold improvements                                    11,097       4,500
  Vehicles                                                       -      22,730
                                                         ---------    --------
    Total Property and Equipment                            61,840      42,230
        Less accumulated depreciation                      (18,931)    (14,712)
                                                         ---------    --------
          Property and equipment, net                       42,909      27,518
                                                         ---------    --------

Total Assets                                             $ 362,802    $332,118
                                                         =========    ========

          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued expenses                  $ 54,924    $  5,748
   Income taxes payable                                          -      63,837
   Deferred rent                                             6,891           -
   Capital lease obligations-current portion                     -       3,152
                                                         ---------    --------

          Total current liabilities                         61,815      72,737
                                                         ---------    --------

LONG-TERM LIABILITIES
   Capital lease obligations - non-current portion               -      17,375
                                                         ---------    --------

          Total long-term debt                                   -      17,375
                                                         ---------    --------
Total Liabilities                                           61,815      90,112
                                                         ---------    --------
Commitments and Contingencies

STOCKHOLDERS' EQUITY
   Preferred stock, $0.001 par value, authorized                 -           -
10,000,000 shares; 0 issued  and outstanding
   Common stock, $0.001 par value, authorized 90,000,000
shares; 9,532,631 and 9,285,132
       issued and outstanding shares at December 31,         9,533       9,285
2016 and 2015, respectively
   Additional paid-in capital                              375,046     196,794
   (Accumulated deficit) Retained earnings                (95,718)      35,927
   Non-controlling interest in consolidated subsidiary      12,126           -
                                                         ---------    --------
          Total stockholders' equity                       300,987     242,006
                                                         ---------    --------
Total Liabilities and Stockholders' Equity               $ 362,802    $332,118
                                                         =========    ========




     The accompanying notes are an integral part of the financial statements

                                HD VIEW 360, INC.
                        Consolidated Statements of Income
                            Years Ended December 31,

                                                            2016        2015
                                                         ---------   ----------
SALES:
   Product sales                                         $ 463,566  $ 408,622
   Installation sales                                      512,467    391,073
                                                         ---------   --------
          Total sales                                      976,033    799,695

COST OF SALES:
   Cost of product                                         366,990    249,749
   Cost of installation                                    400,895    159,455
                                                         ---------   --------
          Total cost of sales                              767,885    409,204
                                                         ---------   --------
                Gross Profit                               208,148    390,491
                                                         ---------   --------
OPERATING EXPENSES:
   General and administrative expenses                     282,004    125,925
   Depreciation expense                                     13,932      8,962
   Professional fees                                        98,746     43,768
                                                         ---------   --------
          Total operating expenses                         394,682    178,655
                                                         ---------   --------
(LOSS) INCOME FROM OPERATIONS                             (186,534)   211,836

OTHER INCOME AND (EXPENSE)
   Interest expense                                           (650)      (724)
   Bad debt expense                                           (250)         -
   Gain on disposal of fixed assets, net                       540          -
   Interest income                                             220         13
   Credit card discount                                      3,118      2,361
   Other                                                    10,456          -
                                                         ---------   --------
          Total other income                                13,434      1,650
                                                         ---------   --------
Net (loss)  income before income taxes                    (173,100)   213,486
    Non-controlling interest in net income (loss) of            74          -
consolidated subsidiary
    Income tax (benefit) expense                           (41,380)    63,837
                                                         ---------   --------
Net (loss) income                                      $  (131,646) $ 149,649
                                                       ===========  =========

(Loss) income per weighted average common share -        $  (0.01)    $  0.02
basic and diluted
                                                       =======================

Number of weighted average common shares                 9,331,232  9,009,248
outstanding-basic and diluted
                                                       =======================



     The accompanying notes are an integral part of the financial statements

                                HD VIEW 360, INC.
                 Consolidated Statements of Changes in Stockholders' Equity


                                                       Retained
                           Number    Par   Additional  Earnings/       Total
                           Shares   Amount  Paid-in   Accumulated  Stockholders'
                           Common   Common  Capital     Deficit       Equity
                          -------- ------- ---------- -----------  -------------

BALANCE, January 1, 2015        -   $    -  $35,000    $(13,322)      $ 21,678

Contributions to capital        -        -   15,000           -         15,000
Return of contributed           -        -  (15,000)          -        (15,000)
capital
Shares issued for
  contributed capital   9,000,000    9,000   (9,000)          -              -
Shares issued for cash    285,132      285  170,794           -        171,079
Distributions                   -        -        -    (100,400)      (100,400)
    Net income                  -        -        -     149,649        149,649
                        ---------   ------  -------    --------      ---------
Balance December 31,
  2015                  9,285,132    9,285  196,794      35,927        242,006

Shares issued for cash    247,499      248  178,252           -        178,500
    Net loss                    -        -        -    (131,646)      (131,646)
                        ---------   ------  -------    --------      ---------
Balance December 31,
  2016                  9,532,631   $9,533 $375,046    $(95,719)      $288,860
                        =========   ====== ========    ========      =========



    The accompanying notes are an integral part of the financial statements

                                HD VIEW 360, INC.
                      Consolidated Statements of Changes in Cash Flows
                            Years Ended December 31,

                                                           2016          2015
                                                        ----------      -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income                                       $(131,646)    $149,649
Adjustments to reconcile net (loss) income to
   net cash (used in) provided by operating
   activities:
     Depreciation                                          13,932        8,962
     Inventory valuation allowance                         10,390        6,100
     Amortization of deferred rent                          1,149            -
     (Gain) loss on disposal of fixed assets, net            (540)           -
     Bad debt expense                                         250            -
     Other non-operating income (expense)                  (1,187)           -
Changes in operating assets and liabilities:
     Increase in inventory, net                                 -       (2,854)
     Increase in accounts receivable                       (6,532)           -
     Increase in income tax refund receivable             (42,305)           -
     Increase in prepaid expenses and other assets        (10,078)           -
     Increase in accounts payable and accrued              49,176           99
expenses
     Increase in deferred rent                              6,891            -
     (Decrease) increase in income taxes payable          (63,837)      63,837
                                                      -----------      -------

Net cash (used in) provided by operating activities      (174,338)     225,793
                                                      -----------      -------

CASH FLOW FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                    (34,641)           -
                                                      -----------      -------
Net cash used in investing activities                     (34,641)           -
                                                      -----------      -------
CASH FLOW FROM FINANCING ACTIVITIES:
    Common stock issued for cash                          178,252      171,079
    Shareholder advances                                        -       (5,900)
    Payments on capital lease obligation                   (2,506)      (2,203)
    Contributed capital                                         -       15,000
    Return of capital contributed                               -      (15,000)
    Distributions                                               -     (100,400)
                                                      -----------      -------

Net cash provided by financing activities                 175,746       62,576
                                                      -----------      -------
Net (decrease) increase in cash                           (33,232)     288,369
                                                      -----------      -------
CASH, beginning of year                                   292,010        3,641
                                                      -----------      -------

CASH, end of year                                     $   258,778      292,010
                                                      ===========      =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid in cash                                 $       650     $    724
                                                      ===========      =======
Income taxes paid in cash                             $    52,321            -
                                                      ===========      =======

Non-Cash Financing Activities:
 Issuance of common stock for previously
     contributed capital                              $         -     $  9,000
                                                      ===========     ========

  Vehicle acquired via capital lease                  $         -     $ 22,730
                                                      ===========     ========

     The accompanying notes are an integral part of the financial statements

                                HD VIEW 360, INC.
                   Notes to Consolidated Financial Statements

(1) NATURE OF OPERATIONS

HD View 360, Inc., ("the Company"), was formed with an effective date of January 1, 2014, under the laws of the State of Florida. The Company design and installs closed-circuit television ("CCTV") systems, using Analog, Internet Protocol and Serial Digital Interface technology. The Company also distributes network video recorders, HD cameras and accessories.

HD View Quick Fix Inc., ("HDQF"), was incorporated on May 18, 2016, under the laws of the State of Florida. It is a combination of our installation company and a subscription based rapid response entity for computer/surveillance equipment repairs.

HD View Technologies Inc., ("HDVT"), was incorporated on May 26, 2016, under the laws of the State of Florida. It will be a credit card/debit card merchant processor.

SimpleFone Inc., ("SFI"), was incorporated on June 17, 2016, under the laws of the State of Florida. It leases a telephone switch and sell/lease telephone equipment and telephone service.

(2) BASIS OF PRESENTATION AND USE OF ESTIMATES

      a) Basis of Presentation

      The accompanying consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") in the United States of America ("U.S.") as promulgated by the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") and with the rules and regulations of the U.S. Securities and Exchange Commission ("SEC").

      b) Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

      c) Property and Equipment

      All property and equipment are recorded at cost and depreciated over their estimated useful lives, generally three, five or seven years, using the straight-line method. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in the results of operations. Repairs and maintenance charges, which do not increase the useful lives of the assets, are charged to operations as incurred.

      d) Net Income (Loss) Per Share

      Basic loss per share excludes dilution and is computed by dividing the loss attributable to stockholders by the weighted-average number of shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the Company. Diluted loss per share is computed by dividing the loss available to stockholders by the weighted average number of shares outstanding for the period and dilutive potential shares outstanding unless consideration of such dilutive potential shares would result in anti-dilution. There were no common stock equivalents for the years ended December 31, 2016 or 2015.

      The 9,000,000 founders shares were not physically issued until September 1, 2015, however for purposes of the net income (loss) per share calculation they were deemed issued on January 1, 2015.

                                HD VIEW 360, INC.
                   Notes to Consolidated Financial Statements

(2) BASIS OF PRESENTATION AND USE OF ESTIMATES, continued

      e) Income Taxes

      The Company follows the provisions of ASC 740-10, Accounting for Uncertain Income Tax Positions. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

      As of December 31, 2016, the tax years 2016, 2015 and 2014 for the Company remains open for IRS audit. The Company has received no notice of audit or any notifications from the IRS for any of the open tax years.

      f) Cash and Cash Equivalents

      The Company considers all highly liquid securities with original maturities of three months or less when acquired, to be cash equivalents. We had no financial instruments that qualified as cash equivalents at December 31, 2016 or 2015.

      g) Financial Instruments and Fair Value Measurements

      ASC 825 also requires disclosures of the fair value of financial instruments. The carrying value of the Company's current financial instruments, which include cash and cash equivalents, accounts payable and accrued liabilities approximates their fair values because of the short-term maturities of these instruments.

      FASB ASC 820 "Fair Value Measurement" clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. It also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

     Level 1: Quoted prices in active markets for identical assets or liabilities.

     Level 2: Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.

     Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

      The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

                                HD VIEW 360, INC.
                   Notes to Consolidated Financial Statements

(2) BASIS OF PRESENTATION AND USE OF ESTIMATES, continued

      h) Impairment of Long-Lived Assets

      A long-lived asset is tested for impairment whenever events or changes in circumstances indicate that its carrying value amount may not be recoverable. An impairment loss is recognized when the carrying amount of the asset exceeds the sum of the undiscounted cash flows resulting from its use and eventual disposition. The impairment loss is measured as the amount by which the carrying amount of the long-lived assets exceeds its fair value. There were no such impairments in 2016 or 2015.

      i) Related Party Transactions

      All transactions with related parties are in the normal course of operations and are measured at the exchange amount.

      j) Recent Accounting Pronouncements

     In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers," which requires companies to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time based on when control of goods and services transfer to a customer. As a result, we do not expect significant changes in the presentation of our financial statements. This ASU is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and entities are permitted to apply either prospectively or retrospectively; early adoption is permitted. The Company does not expect adoption of this guidance to have a material effect on the Company's financial position, results of operations and cash flows.

     In November 2015, the FASB issued ASU No. 2015-17, "Balance Sheet Classification of Deferred Taxes," which requires entities to present deferred tax assets and deferred tax liabilities as noncurrent in a classified balance sheet. As a result, each jurisdiction will now only have one net noncurrent deferred tax asset or liability. This ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and entities are permitted to apply either prospectively or retrospectively; early adoption is permitted. The Company does not expect adoption of this guidance to have a material effect on the Company's financial position, results of operations and cash flows.

     In January 2016, the FASB issued ASU No. 2016-01, "Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities". The new standard principally affects accounting standards for equity investments, financial liabilities where the fair value option has been elected, and the presentation and disclosure requirements for financial instruments. Upon the effective date of the new standards, all equity investments in unconsolidated entities, other than those accounted for using the equity method of accounting, will generally be measured at fair value through earnings. There will no longer be an available-for-sale classification and therefore, no changes in fair value will be reported in other comprehensive income for equity securities with readily determinable fair values. The new guidance on the classification and measurement will be effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years and early adoption is permitted. The Company is in the process of evaluating the impact of the adoption of ASU 2016-01 on the Company's financial position, results of operations and cash flows.

     In February 2016, the FASB issued ASU 2016-02, "Leases" which, for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. The ASU is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The adoption of ASU 2016-02 is expected to result in the recognition of right to use assets and associated obligations on its balance sheet.

                                HD VIEW 360, INC.
                   Notes to Consolidated Financial Statements

(2) BASIS OF PRESENTATION AND USE OF ESTIMATES, continued

      k) Revenue Recognition

      The Company recognizes revenues when persuasive evidence of an arrangement exists, shipment has occurred, price is fixed or determinable, and collectability is reasonably assured. Product revenues are recognized when shipped to the customer. Revenues for installation services are recognized upon customer acceptance of completion of installation.

      l) Shipping and Handling Costs

      The Company generally does not charge its customers separately for shipping and handling. Shipping and handling costs are included in general and administrative expenses in the accompanying statement of operations.

      m) Inventories

      Inventories are valued using the weighted average method. Cost is determined by the first-in, first-out method. Management establishes a valuation reserve for slow-moving items.

(3) STOCKHOLDERS' EQUITY

At December 31, 2016 and 2015, the Company has 90,000,000 shares of par value $0.001 common stock authorized and 9,532,631 and 9,285,132 issued and outstanding, respectively. At December 31, 2016 and 2015, the Company has 10,000,000 shares of par value $0.001 preferred stock authorized and zero issued and outstanding.

During 2014, two individuals collectively contributed $55,000 towards the future issuance of shares. In April 2014, $20,000 was returned to one of the individuals, which reduced the total capital contribution to $35,000.

In April 2015, $15,000 was returned to the same individual, which was funded via a contribution to capital by a new investor. On August 26, 2015, the Company filed an amendment to its Articles of Incorporation increasing its authorized capital to one hundred million (100,000,000) shares with ninety million (90,000,000) shares designated as common stock, $0.001 par value and ten million (10,000,000) shares designated as preferred stock, $0.001 par value. In September 2015, the Company issued 7,200,000 shares of common stock to the founder/CEO for his $20,000 capital contributed in 2014, and 1,800,000 shares of common stock to the new investor for his $15,000 capital contributed in April 2015. In November and December 2015, the Company issued 285,132 shares of common stock in exchange for $171,079 in cash.

In January 2016, the Company issued 47,499 shares of common stock in exchange for $28,500 in cash. In December 2016, the Company issued 200,000 shares of common stock in exchange for $150,000 in cash.

During December 2016 we sold 200,000 units at a price of $0.75 per unit. Each unit consists of one (1) share of common stock and one warrant to purchase one
(1) share of common stock at an exercise price of $1.00. The warrants expire August 31, 2019.

(4) INCOME TAXES

The Company recognizes deferred tax assets and liabilities for the tax effects of differences between the financial statements and tax basis of assets and liabilities. A valuation allowance is established to reduce the deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

The components of income tax (benefit) provision related to continuing operations are as follows at December 31:

                                              2016        2015
                                          ----------   ----------

      Current (benefit) expense            $(36,010)    $69,207
      Deferred tax (benefit)               $ (5,370)    $(5,370)
                                           --------     -------
      Total (benefit) expense for
         income taxes                      $(41,380)    $63,837
                                           ========     =======

                                HD VIEW 360, INC.
                   Notes to Consolidated Financial Statements

(4) INCOME TAXES, continued

The Company's effective income tax (benefit) expense differs from the statutory federal income tax amounts and rate of 35% as follows at December 31 as follows:

                                              2016                  2015
                                      ---------------------  -------------------

Tax (benefit) provision on net        $(36,343)   -26.61%   $ 67,904     33.97%
income before income taxes

Effect of state taxes (net of         $ (5,037)    -2.52%   $  6,491      3.25%
federal effects)

Decrease in valuation allowance       $      0      0.00%   $(10,558)    -5.28%
                                      --------    -------   --------    -------

Net tax provision                     $(41,380)   -20.70%   $ 63,837     31.94%
                                      =========   =======   ========    =======

The Company records a valuation allowance to reduce deferred tax assets it, if, based on the weight of the available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the need for a valuation allowance, an assessment of all available evidence both positive and negative was required. The Company recorded a valuation allowance of $10,558 in 2014, which was released in 2015.

In accordance with the provisions of ASC 740: Income Taxes, the Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. At December 31, 2016, the Company has no liabilities for uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

(5) COMMITMENTS AND CONTINGENCIES

      a) Real Property Lease

     The Company leases office and warehouse space with unrelated parties. During 2014, the Company executed a 1-year lease, with base rent of $2,200 per month, which was renewed on July 1, 2015. This lease required a monthly base rent payments of $2,310. This lease expired July 1, 2016, and was extended for one month. The Company relocated under a new two year lease effective July 1, 2016. The Company received a three month abatement in rent payments in exchange for completing certain leasehold improvements. These improvements were completed and the Company relocated on August 1, 2016. This lease requires a base rent of $3,063 per month.

     Rent expense of $33,936 and $31,110 was incurred during 2016 and 2015, respectively.

     Future minimum lease payments under the office lease agreement are as follows:

            For the Years Ending December 31,
            ---------------------------------
            2017                                   $36,754
            2018                                   $27,566
            2019                                   $     -
            2020                                   $     -
            Thereafter                             $     -
                                                   -------

            Total minimum lease payments           $64,320
            Less: amount representing interest     $     -
                                                   -------
            Present value of net minimum lease
                payments                           $64,320
                                                   =======

                                HD VIEW 360, INC.
                   Notes to Consolidated Financial Statements

(5) COMMITMENTS AND CONTINGENCIES, continued

      b) Vehicle Lease

      The Company leased a certain vehicle under an agreement which is accounted for on the balance sheet as a capital lease. The lease called for monthly payments of $366, commencing July 2015.

      In 2016, the vehicle was damaged in an accident and declared a total loss. As a result the Company recognized a gain on disposal.

      c) Other

      The Company is subject to asserted claims and liabilities that arise in the ordinary course of business. The Company maintains insurance policies to mitigate potential losses from these actions. In the opinion of management, the amount of the ultimate liability with respect to those actions will not materially affect the Company's financial position or results of operations.

(6) CONCENTRATIONS OF CREDIT RISK

      a) Cash

      The Company maintains its cash in bank deposit accounts, which may, at times, may exceed federally insured limits. The Company had cash balances in excess of FDIC insured limits of $10,307 and zero at December 31, 2016 and 2015, respectively.

      b) Purchases and Payables

      During the year ended December 31, 2016, the Company had Inventory purchases from four (4) vendors, which comprised approximately 27.86%, 14.20%, 12.92% and 12.79% of the total such purchases. During the year ended December 31, 2015, the Company had Inventory purchases from three
      (3) vendors, which comprised approximately 42.83%, 18.57% and 18.55% of the total such purchases. The Company had no outstanding accounts payable to these vendors at December 31, 2016 and 2015.

 (7) SUBSEQUENT EVENTS

During February 2017 we sold 7,999 shares of common stock at a price of $0.75 per share or an aggregate price of $6,000.

Each unit consists of one (1) share of common stock and one warrant to purchase one (1) share of common stock at an exercise price of $1.00. The warrants expire August 31, 2019.

                                TABLE OF CONTENTS
                                                                         Page
PROSPECTUS SUMMARY ..................................................
RISK FACTORS ........................................................
MARKET FOR OUR COMMON STOCK .........................................
MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION ..........
BUSINESS.............................................................
MANAGEMENT ..........................................................
PRINCIPAL SHAREHOLDERS...............................................
INVESTMENT AGREEMENT.................................................
DESCRIPTION OF SECURITIES............................................
LEGAL PROCEEDINGS....................................................
INDEMNIFICATION .....................................................
AVAILABLE INFORMATION................................................
FINANCIAL STATEMENTS.................................................


No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by HD View 360, Inc. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

                                     PART II
                     Information Not Required in Prospectus


Item 13. Other Expenses of Issuance and Distribution.

   The following table shows the costs and expenses payable by the Company in connection with this registration statement.

            SEC Filing Fee                                 $   119
            Blue Sky Fees and Expenses                          --
            Legal Fes and Expenses                         $30,000
            Accounting Fees and Expenses                     5,000
                                                           -------
                    TOTAL                                  $35,119
                                                           =======

   All expenses other than the SEC filing fee are estimated.

Item 14. Indemnification of Officers and Directors Florida law provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Item 15.      Recent Sales of Unregistered Securities.

The two (2) years prior to the date of this report, we offered and sold securities below. None of the issuances involved underwriters, underwriting discounts or commissions. We relied upon Sections 4(a)2 of the Securities Act, and Rule 506 of the Securities Act of 1933, as amended for the offer and sale of the securities. We believed these exemptions were available because:

o    We are not a blank check company;
o    Sales were not made by general solicitation or advertising;
o    All certificates had restrictive legends; and
o Sales were made to persons with a pre-existing relationship to Dennis Mancino, our President, Chief Executive Officer and Director.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

o    Access to all our books and records;
o    Access to all material  contracts and documents relating to our operations;
     and
o The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

On April 15, 2015, we sold 900,000 shares of common stock to Miklos Gulyas at the price of $.01 per share or an aggregate price of $7,500. On May 27, 2015, we sold 900,000 shares to Miklos Gulyas at the price of $.01 per share or an aggregate of $7,500.

On September 1, 2015, we issued 7,200,000 shares of common stock to Dennis Mancino for $20,000 capital contributed in 2014, to us, as our founder. We valued these shares at the price of $.001 per share or an aggregate price of $7,200.

On November 16, 2015, we sold 16,667 shares of common stock to Lynn Weddermann at the price of $.60 per share or an aggregate price of $10,000.

On November 19, 2015, we sold 10,000 shares of common stock to Joe Estes at the price of $.60 per share or an aggregate price of $6,000.

On December 1, 2015, we sold 8,333 shares of common stock to Maria Christina Quardida Diez at the price of $.60 per share or an aggregate price of $5,000.

On December 19, 2015, we sold 8,400 shares of common stock to Diego Terzano at the price of $.60 per share or an aggregate price of $5,040.

On December 19, 2015, we sold 8,400 shares of common stock to Fabiola Terzano at the price of $.60 per share or an aggregate price of $5,040.

On December 21, 2015, we sold 83,333 shares of common stock to Joseph Basile at the price of $.60 per share or an aggregate price of $50,000.

On December 22, 2015, we sold 12,500 shares of common stock to Margaret Edwards at the price of $.60 per share or an aggregate price of $7,500. On January 19, 2016, Margaret Edwards purchased an additional 4,167 shares at the price of $.60 per share or an aggregate of $2,500.

On December 22, 2015, we sold 1,666 shares of common stock to Howard Knaster at the price of $.60 per share or an aggregate price of $1,000.

On December 24, 2015, we sold 5,833 shares of common stock to Uyen Lihn Dao at the price of $.60 per share or an aggregate price of $3,500.

On December 24, 2015, we sold 5,833 shares of common stock to Steven Karp at the price of $.60 per share or an aggregate price of $3,500.

On December 24, 2015, we sold 50,000 shares of common stock to Global Prestige Development Group, Inc., a Florida corporation controlled by Andres Gomez, at the price of $.60 per share or an aggregate price of $30,000.

On December 29, 2015, we sold 4,167 shares of common stock to Jessika Gomez at the price of $.60 per share or an aggregate price of $2,500.

On December 30, 2015, we sold 4,167 shares of common stock to Carmine Raffa at the price of $.60 per share or an aggregate price of $2,500.

On December 30, 2015, we sold 1,666 shares of common stock to Tracy Ray at the price of $.60 per share or an aggregate price of $1,000.

On December 30, 2015, we sold 4,167 shares of common stock to John Fahmie at the price of $.60 per share or an aggregate price of $2,500.

On December 30, 2015, we sold 1,666 shares of common stock to Nancy Karp at the price of $.60 per share or an aggregate price of $1,000.

On December 30, 2015, we sold 4,167 shares of common stock to Mario Diez at the price of $.60 per share or an aggregate price of $2,500.

On December 31, 2015, we sold 41,667 shares of common stock to Steven Kornbluth at the price of $.60 per share or an aggregate price of $25,000.

On January 8, 2016, we sold 8,333 shares of common stock to Josh Mattey at the price of $.60 per share or an aggregate price of $5,000.

On January 14, 2016, we sold 16,666 shares of common stock to James T. Park at the price of $.60 per share or an aggregate price of $9,999.60.

On January 18, 2016, we sold 16,667 shares of common stock to Safe Harbor Equity 10 LLC, at the price of $.60 per share or an aggregate price of $10,000.

On January 19, 2016, we sold 1,666 shares of common stock to Lee Jason Steinberg at the price of $.60 per share or an aggregate price of $1,000.

On January 26, 2016, we sold 4,167 shares of common stock to Graciela Zanotti at the price of $.60 per share or an aggregate price of $2,500.

During December 2016 we sold 200,000 units to Erin Mauer at a price of $0.75 per unit. Each unit consists of one (1) share of common stock and one warrant to purchase one (1) share of common stock at an exercise price of $1.00. The warrants expire August 31, 2019.

During February 2017 we sold 1,333 units to Aisha Henderson at a price of $0.75 per unit or an aggregate price of $1,000. Each unit consists of one (1) share of common stock and one warrant to purchase one (1) share of common stock at an exercise price of $1.00. The warrants expire August 31, 2019.

During February 2017 we sold 6,666 units to David Phillips at a price of $0.75 per unit or an aggregate price of $5,000. Each unit consists of one (1) share of common stock and one warrant to purchase one (1) share of common stock at an exercise price of $1.00. The warrants expire August 31, 2019.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit   Description
-------------------------------------------------------------------------------

3.1       Articles of Incorporation (1)
3.2       Amendment to Articles (1)
3.3       Amendment to Articles (1)
3.4       Bylaws (1)
5         Opinion of Counsel
10.1      Employment Agreement with Dennis Mancino (1)
10.2      Investment Agreement with WT Consulting Group, LLC
23.1      Consent of Attorneys
23.2      Consent of Accountants


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

(1) Incorporated by reference to the Company's Registration Statement on Form S-1 filed December 31, 2015.

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section l0 (a)(3) of the Securities Act:

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

     (i) If the registrant is relying on Rule 430B:

            (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

      (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

      The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Denver, Colorado on the 12th day of May, 2017.

                                 HD VIEW 360, INC.


                                 By: /s/ Dennis Mancino
                                     -------------------------------
                                     Dennis Mancino
                                     Chief Executive Officer


       In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ Dennis Mancino
-----------------------
Dennis Mancino                  Chief Executive  Financial        May 12, 2017
                                and Accounting Officer and
                                Director











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